Exhibit 99.1
STONE ENERGY CORPORATION
Announces Extension of Bank Waivers and Operational Update
LAFAYETTE, LA. December 19, 2005
     Stone Energy Corporation (NYSE: SGY) announced today that it has received an extension of waivers from its bank group. Stone previously announced that the filing of its 2005 third quarter 10-Q and the restated annual financial statements for 2004 and prior periods would be delayed until March 2006, enabling Stone to have its reserves as of December 31, 2005 audited by nationally recognized reserve consulting firms, including a majority of the reserves being fully engineered by these third party firms. Consistent with the revised schedule, the original waivers from the lenders under its bank credit facility through December 15, 2005 were extended until March 31, 2006. Additionally, Stone has agreed to secure borrowings under its bank credit agreement with a security interest in its oil and gas properties. Stone currently has a borrowing base under the credit agreement of $300 million, $176 million of which is borrowed or committed, leaving $124 million of availability.
     Regarding production volumes, Stone is currently producing just under 200 million cubic feet of natural gas equivalent (MMcfe) per day and now expects to exit the year between 200-210 MMcfe per day. The fourth quarter and full year 2005 production volumes should average approximately 158 MMcfe per day and 228 MMcfe per day, respectively. These production figures are less than the previous estimates as a number of non-operated and third party mid-stream projects were delayed. During the first quarter of 2006, Stone expects to reach between 225-250 MMcfe per day as more fields impacted by the hurricanes are brought back on line.
     Stone currently has a number of exploration wells being drilled including its deepwater West Covington prospect on Green Canyon Block 766 (50% working interest (WI)), three deep shelf prospects — the Doubloon Prospect on Grand Isle Block 106 (50% WI), the Elizabeth Prospect on South Marsh Island Block 230 (50% WI), and the Omega Prospect on Ship Shoal Block 199 (75% WI), a deep onshore Louisiana prospect in the Riceville field (100% WI), and a Williston Basin exploration play. Stone also expects to spud the Patricia Prospect on South Marsh Island Block 231 (70% WI) in early January, which is also a deep shelf exploratory test. Results from these wells are expected late in the first quarter or early second quarter of 2006.
     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (GOM), deep shelf of the GOM, deep water of the GOM, Rocky Mountain basins and the Williston Basin. For additional information, please contact Kenneth H. Beer, Senior Vice President and Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.